Exhibit 10.1

JAKKS PACIFIC REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Board approves Quarterly Cash Dividend

SANTA MONICA, California, October 30, 2025 – JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported financial results for the third quarter ended September 30, 2025.

Third Quarter 2025

●	Net sales were $211.2 million, a year-over-year decrease of $110.4 million or 34%, driven largely by a reduction in direct-import sales due to a combination of customers anticipating lower consumer demand in response to tariff-driven price increases and the lack of new theatrical release-related product vs. prior year

○	US net sales were $154.5 million, down 40% compared to Q3 2024

○	Rest of World net sales were $56.7 million, down 15% compared to Q3 2024

●	Gross margin of 32.0% vs. 33.8% in Q3 2024, driven by US tariffs and higher royalty expense

●	Gross profit of $67.6 million, down $41.2 million compared to $108.8 million in Q3 2024

●	Operating income of $29.4 million, compared to operating income of $68.1 million in Q3 2024

●	Adjusted net income attributable to common stockholders (a non-GAAP measure) of $20.6 million (or $1.80 per diluted share), compared to adjusted net income attributable to common stockholders of $54.0 million (or $4.79 per diluted share) in Q3 2024

●	Adjusted EBITDA (a non-GAAP measure) of $36.5 million vs. $74.4 million in Q3 2024

First Nine Months 2025

●	Net sales were $443.6 million compared to $560.3 million last year, a 21% decrease

○	US net sales were $330.5 million, down 27% compared to 2024

○	Rest of World net sales were $113.1 million, up 4% compared to 2024

○	Toys/Consumer Products net sales were $343.9 million, down 24% to prior year

○	Costumes net sales were $99.7 million, a year-over-year decrease of 8%

●	Gross margin of 32.8% compared to 31.7% last year

●	Gross profit of $145.7 million, down 18% compared to $177.5 million last year

Management Commentary

“While near-term volatility in tariffs and retail demand present challenges, this year they also highlight the value of running a disciplined, forward-looking business,” said Stephen Berman, Chairman and CEO of JAKKS Pacific. “We are not only protecting margins and supporting our retail partners with transparency today—we are laying the groundwork for a strong pipeline of products in a broad array of categories with some of the top licensed intellectual property that extends well into 2026 and beyond.

Our diversified sourcing network and ongoing supply chain cost reduction initiatives give us the agility to adapt to future shifts in trade and policy, while our strong balance sheet, conservative financial posture and strong inventory controls, both at retail and in our distribution centers, provide us with resilience through changing business environments.

We remain confident in our long-term trajectory. By sharpening operational efficiency, accelerating cash generation, and investing in product innovation, we are positioning JAKKS Pacific to capture new opportunities, deliver lasting value to shareholders and customers, and shape the future of play for years to come.”

Third Quarter & First Nine Months 2025 Results

Net sales for the third quarter of 2025 were $211.2 million, down 34% versus $321.6 million last year. The Toys/Consumer Products segment sales were down 41% globally to $156.1 million, and sales of Costumes were down 4% to $55.1 million compared to last year. United States sales were $154.5 million, down 40% from $255.3 million last year. Rest of World sales were $56.7 million, down 15% from $66.3 million last year.

Net sales for the first nine months of 2025 were $443.6 million, down 21% from $560.3 million last year. The Toys/Consumer Products segment’s sales were $343.9 million, down 24% from $451.8 million last year. Sales of Costumes were $99.7 million, down 8% from $108.5 million for the same time period last year. United States sales were $330.5 million, down 27% from $451.5 million last year. Rest of World sales were $113.1 million, up 4% from $108.8 million last year.

Trailing twelve-month EBITDA (a non-GAAP measure) was $29.0 million as of September 30, 2025, down from $58.5 million as of September 30, 2024.

The Company’s cash and cash equivalents (including restricted cash) totaled $27.8 million as of September 30, 2025, compared to $22.3 million at the same time last year, and $70.1 million as of December 31, 2024. Inventory was $71.5 million, compared to $63.5 million as of September 30, 2024, and $52.8 million as of December 31, 2024.

The Board of Directors has declared a quarterly dividend of $0.25 per share on the company’s common stock, payable December 29, 2025, to shareholders of record on November 28, 2025.

Use of Non-GAAP Financial Information and Forward-Looking Statements

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA and Adjusted Net Income (Loss) that exclude various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance, enhance an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis. Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific’s business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS specific products, product mix, the timing of customers’ orders and deliveries, the imposition, threat or uncertainty of tariffs, including reciprocal or retaliatory tariffs, the impact of competitive products and pricing, or that any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Conference Call Live Webcast

JAKKS Pacific, Inc. invites analysts, investors, and media to listen to the teleconference scheduled for 5:00 p.m. ET / 2:00 p.m. PT on October 30, 2025. A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at www.jakks.com/investors. To access the call by phone, please go to this link (3Q25 Registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at (www.jakks.com/investors).

About JAKKS Pacific, Inc.:

JAKKS Pacific, Inc. is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include: AirTitans®, Disguise®, Fly Wheels®, JAKKS Wild Games®, Moose Mountain®, Maui®, Perfectly Cute®, ReDo® Skateboard Co., Sky Ball®, SportsZone™, Xtreme Power Dozer®, WeeeDo® and Wild Manes™ as well as a wide range of entertainment-inspired products featuring premier licensed properties. Through our products and our charitable donations, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkspacific.toys), X (@jakkstoys) and Facebook (@jakkspacific.toys).

CONTACT:
JAKKS Pacific Investor Relations
(424) 268-9567 Lucas Natalini; investors@jakks.net

JAKKS Pacific, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,		December 31,
	2025	2024	2024
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$25,887	$22,070	$69,936
Restricted cash	1,869	214	201
Accounts receivable, net	195,779	290,424	131,629
Inventory	71,497	63,509	52,780
Prepaid expenses and other assets	19,784	8,082	14,141
Total current assets	314,816	384,299	268,687

Property and equipment	147,745	144,072	142,623
Less accumulated depreciation and amortization	131,226	128,947	126,981
Property and equipment, net	16,519	15,125	15,642

Operating lease right-of-use assets, net	49,611	19,242	53,254
Deferred income tax assets, net	67,612	68,187	70,394
Goodwill	35,081	35,102	35,111
Other long-term assets	1,631	1,923	1,781
Total assets	$485,270	$523,878	$444,869

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$72,338	$98,928	$42,560
Accounts payable - Meisheng (related party)	-	35,011	13,461
Accrued expenses	52,085	71,748	48,456
Reserve for sales returns and allowances	37,691	40,837	35,817
Income taxes payable	5,389	-	1,035
Short term operating lease liabilities	13,504	7,405	8,091
Total current liabilities	181,007	253,929	149,420

Long term operating lease liabilities	43,113	14,536	48,433
Accrued expenses - long term	3,503	1,824	2,563
Income taxes payable	1,732	3,523	3,620
Total liabilities	229,355	273,812	204,036

Stockholders' equity:
Common stock, $.001 par value	11	11	11
Additional paid-in capital	301,098	295,400	297,198
Accumulated deficit	(32,875)	(30,579)	(39,692)
Accumulated other comprehensive loss	(12,319)	(15,266)	(17,184)
Total JAKKS Pacific, Inc. stockholders' equity	255,915	249,566	240,333
Non-controlling interests	-	500	500
Total stockholders' equity	255,915	250,066	240,833
Total liabilities and stockholders' equity	$485,270	$523,878	$444,869

Supplemental Balance Sheet and Cash Flow Data (Unaudited)

	September 30,
Key Balance Sheet Data:	2025	2024

Accounts receivable days sales outstanding (DSO)	85	83
Inventory turnover (DSI)	46	27

	Nine Months Ended September 30,
Condensed Cash Flow Data:	2025	2024

Cash flows used in operating activities	$(24,753)	$(15,181)
Cash flows used in investing activities	(9,670)	(8,989)
Cash flows used in financing activities and other	(7,958)	(26,100)
Decrease in cash, cash equivalents and restricted cash	$(42,381)	$(50,270)

Capital expenditures	$(7,850)	$(7,344)

JAKKS Pacific, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Δ (%)	2025	2024	Δ (%)
	(In thousands, except per share data)			(In thousands, except per share data)

Net sales	$211,210	$321,606	(34)%	$443,557	$560,301	(21)%
Less: Cost of sales
Cost of goods	104,846	158,770	(34)	218,256	289,190	(25)
Royalty expense	34,099	50,011	(32)	71,776	86,181	(17)
Amortization of tools and molds	4,622	3,994	16	7,846	7,462	5
Cost of sales	143,567	212,775	(33)	297,878	382,833	(22)
Gross profit	67,643	108,831	(38)	145,679	177,468	(18)
Direct selling expenses	5,933	7,552	(21)	21,339	21,904	(3)
General and administrative expenses	32,200	33,101	(3)	101,135	100,887	0
Depreciation and amortization	147	95	55	382	275	39
Selling, general and administrative expenses	38,280	40,748	(6)	122,856	123,066	(0)
Income from operations	29,363	68,083	(57)	22,823	54,402	(58)
Other income (expense):
Other income (expense), net	388	84	362	418	294	42
Loss on debt extinguishment	(1)	-	nm	(418)	-	nm
Interest income	75	69	9	832	533	56
Interest expense	(102)	(539)	(81)	(402)	(938)	(57)
Income before provision for income taxes	29,723	67,697	(56)	23,253	54,291	(57)
Provision for income taxes	9,831	15,425	(36)	8,062	10,978	(27)
Net income	19,892	52,272	(62)	15,191	43,313	(65)
Net income attributable to non-controlling interests	-	-	-	-	280	nm
Net income attributable to JAKKS Pacific, Inc.	$19,892	$52,272	(62)%	$15,191	$43,033	(65)%
Net income attributable to common stockholders	$19,892	$52,272	(62)%	$15,191	$44,363	(66)%
Earnings per share - basic	$1.78	$4.78		$1.36	$4.14
Shares used in earnings per share - basic	11,185	10,942		11,159	10,704
Earnings per share - diluted	$1.74	$4.64		$1.32	$3.99
Shares used in earnings per share - diluted	11,423	11,275		11,487	11,106

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Δ bps	2025	2024	Δ bps
			Fav/(Unfav)			Fav/(Unfav)
Net sales	100.0%	100.0%	-	100.0%	100.0%	-
Less: Cost of sales
Cost of goods	49.6	49.4	(20)	49.2	51.6	240
Royalty expense	16.2	15.6	(60)	16.2	15.4	(80)
Amortization of tools and molds	2.2	1.2	(100)	1.8	1.3	(50)
Cost of sales	68.0	66.2	(180)	67.2	68.3	110
Gross profit	32.0	33.8	(180)	32.8	31.7	110
Direct selling expenses	2.8	2.3	(50)	4.8	3.9	(90)
General and administrative expenses	15.2	10.3	(490)	22.8	18.1	(470)
Depreciation and amortization	0.1	-	(10.0)	0.1	-	(10.0)
Selling, general and administrative expenses	18.1	12.6	(550)	27.7	22.0	(570)
Income from operations	13.9	21.2	(730)	5.1	9.7	(460)
Other income (expense):
Other income (expense), net	0.2	-		0.1	0.1
Loss on debt extinguishment	-	-		(0.1)	-
Interest income	-	-		0.2	0.1
Interest expense	-	(0.2)		(0.1)	(0.2)
Income before benefit from income taxes	14.1	21.0		5.2	9.7
Provision for income taxes	4.7	4.7		1.8	2.0
Net income	9.4	16.3		3.4	7.7
Net income attributable to non-controlling interests	-	-		-	-
Net income attributable to JAKKS Pacific, Inc.	9.4%	16.3%		3.4%	7.7%
Net income attributable to common stockholders	9.4%	16.3%		3.4%	7.9%

JAKKS Pacific, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Information (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Δ ($)	2025	2024	Δ ($)
	(In thousands)			(In thousands)
EBITDA and Adjusted EBITDA
Net income	$19,892	$52,272	$(32,380)	$15,191	$43,313	$(28,122)
Interest expense	102	539	(437)	402	938	(536)
Interest income	(75)	(69)	(6)	(832)	(533)	(299)
Provision for income taxes	9,831	15,425	(5,594)	8,062	10,978	(2,916)
Depreciation and amortization	4,769	4,089	680	8,228	7,737	491
EBITDA	34,519	72,256	(37,737)	31,051	62,433	(31,382)
Adjustments:
Other (income) expense, net	(388)	(84)	(304)	(418)	(294)	(124)
Restricted stock compensation expense	2,392	2,186	206	8,132	7,280	852
Loss on debt extinguishment	1	-	1	418	-	418
Adjusted EBITDA	$36,524	$74,358	$(37,834)	$39,183	$69,419	$(30,236)
Adjusted EBITDA/Net sales %	17.3%	23.1%	-580 bps	8.8%	12.4%	-360 bps

	Trailing Twelve Months Ended September 30,
	2025	2024	Δ ($)
	(In thousands)
TTM EBITDA and TTM Adjusted EBITDA
TTM net income	$6,078	$32,441	$(26,363)
Interest expense	559	1,648	(1,089)
Interest income	(1,140)	(1,290)	150
Provision for income taxes	2,616	5,335	(2,719)
Depreciation and amortization	10,537	10,091	446
TTM EBITDA	18,650	48,225	(29,575)
Adjustments:
Other (income) expense, net	(426)	(433)	7
Restricted stock compensation expense	10,387	9,337	1,050
Change in fair value of preferred stock derivative liability	-	1,361	(1,361)
Loss on debt extinguishment	418	-	418
TTM Adjusted EBITDA	$29,029	$58,490	$(29,461)
TTM Adjusted EBITDA/TTM Net sales %	5.1%	8.5%	-340 bps

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Δ ($)	2025	2024	Δ ($)
	(In thousands, except per share data)			(In thousands, except per share data)
Adjusted net income (loss) attributable to common stockholders
Net income attributable to common stockholders	$19,892	$52,272	$(32,380)	$15,191	$44,363	$(29,172)
Restricted stock compensation expense	2,392	2,186	206	8,132	7,280	852
Loss on debt extinguishment	1	-	1	418	-	418
Tax impact of additional charges	(1,733)	(494)	(1,239)	(3,153)	(1,681)	(1,472)
Adjusted net income attributable to common stockholders	$20,552	$53,964	$(33,412)	$20,588	$49,962	$(29,374)
Adjusted earnings per share - basic	$1.84	$4.93	$(3.09)	$1.84	$4.67	$(2.83)
Shares used in adjusted earnings per share - basic	11,185	10,942	243	11,159	10,704	455
Adjusted earnings per share - diluted	$1.80	$4.79	$(2.99)	$1.79	$4.50	$(2.71)
Shares used in adjusted earnings per share - diluted	11,423	11,275	148	11,487	11,106	381

JAKKS Pacific, Inc. and Subsidiaries

Net Sales by Division and Geographic Region

(In thousands)	QTD Q3					(In thousands)	YTD Q3
Divisions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023	Divisions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023
Toys/Consumer Products	$156,080	$264,306	$246,004	-40.9%	7.4%	Toys/Consumer Products	$343,897	$451,786	$461,831	-23.9%	-2.2%
Dolls, Role-Play/Dress-Up	92,330	146,893	139,177	-37.1%	5.5%	Dolls, Role-Play/Dress-Up	193,957	251,075	246,689	-22.7%	1.8%
Action Play & Collectibles	52,950	98,750	93,717	-46.4%	5.4%	Action Play & Collectibles	125,733	168,313	184,134	-25.3%	-8.6%
Outdoor/Seasonal Toys	10,800	18,663	13,110	-42.1%	42.4%	Outdoor/Seasonal Toys	24,207	32,398	31,008	-25.3%	4.5%
Costumes	$55,130	$57,300	$63,740	-3.8%	-10.1%	Costumes	$99,660	$108,515	$122,330	-8.2%	-11.3%
Total	$211,210	$321,606	$309,744	-34.3%	3.8%	Total	$443,557	$560,301	$584,161	-20.8%	-4.1%

(In thousands)	QTD Q3					(In thousands)	YTD Q3
Regions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023	Regions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023
United States	$154,516	$255,278	$244,931	-39.5%	4.2%	United States	$330,450	$451,545	$461,561	-26.8%	-2.2%
Europe	29,408	30,034	31,676	-2.1%	-5.2%	Europe	55,875	46,033	58,476	21.4%	-21.3%
Latin America	14,066	22,632	15,319	-37.8%	47.7%	Latin America	27,572	33,867	27,590	-18.6%	22.8%
Canada	9,237	7,068	11,453	30.7%	-38.3%	Canada	21,342	16,726	22,306	27.6%	-25.0%
Asia	1,526	2,345	3,192	-34.9%	-26.5%	Asia	3,725	4,578	6,403	-18.6%	-28.5%
Australia & New Zealand	2,095	3,339	2,692	-37.3%	24.0%	Australia & New Zealand	3,594	6,292	6,056	-42.9%	3.9%
Middle East & Africa	362	910	481	-60.2%	89.2%	Middle East & Africa	999	1,260	1,769	-20.7%	-28.8%
Total	$211,210	$321,606	$309,744	-34.3%	3.8%	Total	$443,557	$560,301	$584,161	-20.8%	-4.1%

(In thousands)	QTD Q3					(In thousands)	YTD Q3
Regions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023	Regions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023
North America	$163,753	$262,346	$256,384	-37.6%	2.3%	North America	$351,792	$468,271	$483,867	-24.9%	-3.2%
International	47,457	59,260	53,360	-19.9%	11.1%	International	91,765	92,030	100,294	-0.3%	-8.2%
Total	$211,210	$321,606	$309,744	-34.3%	3.8%	Total	$443,557	$560,301	$584,161	-20.8%	-4.1%

(In thousands)	QTD Q3					(In thousands)	YTD Q3
Regions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023	Regions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023
United States	$154,516	$255,278	$244,931	-39.5%	4.2%	United States	$330,450	$451,545	$461,561	-26.8%	-2.2%
Rest of World	56,694	66,328	64,813	-14.5%	2.3%	Rest of World	113,107	108,756	122,600	4.0%	-11.3%
Total	$211,210	$321,606	$309,744	-34.3%	3.8%	Total	$443,557	$560,301	$584,161	-20.8%	-4.1%